Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Celadon Group, Inc. Registration Statement 333- 14641 on Form S-8 pertaining to the Employee Stock Purchase Plan dated October 23, 1996, Registration Statement 333 42209 on Form S-8 pertaining to the Non-Employee Director Stock Option Plan dated December 12, 1997, Registration Statements 333-42207 and 333-31164 on Form S-8 pertaining to the 1994 Stock Option plan dated December 12, 1997 and February 25, 2000, respectively, and Registration Statement 333-131227 on Form S-8 pertaining to the 2006 Omnibus Incentive Plan dated January 23, 2006, of our report dated August 24, 2007, with respect to the consolidated balance sheets of Celadon Group, Inc. as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2007, and related financial statement schedule, and our report dated August 24, 2007, relating to management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007, and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007, annual report on Form 10-K of Celadon Group, Inc.

Our report dated August 24, 2007 on the consolidated financial statements includes an explanatory paragraph stating that, as discussed in Note 7 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective July 1, 2005 for accounting for share-based payments.

/s/ KPMG, LLP

Indianapolis, Indiana
August 24, 2007

Back to Form 10-K